Exhibit 10.41

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

AMENDMENT TO LICENSED ROASTER K-CUP SALES AGREEMENT

This Amendment to Licensed Roaster K-Cup Sales Agreement (this “Amendment”) is made and effective as of the 30th day of September, 2006 by and between Keurig, Incorporated, a Delaware corporation with its principal executive offices located at 101 Edgewater Drive, Wakefield, Massachusetts 01880 (“Keurig”), and Diedrich Coffee, Inc., a Delaware corporation with its principal executive offices located at 2144 Michelson Drive, Irvine, CA 92612 (“Roaster”).

RECITALS

Keurig and Roaster are parties to a License and Distribution Agreement dated July 29, 2003 (as amended from time to time, the “License Agreement”) and a Licensed Roaster K-Cup Sales Agreement dated October 22, 2004, which, itself, was an amendment to the License Agreement (the “K-Cup Sales Agreement”).

Keurig’s retail success with its Elite B40 Brewer (the “B40 Brewer”), Ultra B50 Brewer (the “B50 Brewer”), Special Edition B60 Brewer (the “B60 Brewer”), and anticipated future launches of additional models of AH Brewers designed for home use by AH consumers (together with the B40 Brewer, the B50 Brewer and the B60 Brewer, collectively, “Keurig Retail Brewers”), has increased demand for K-Cups needed for Variety Packs and Demonstrations. In addition, [* * *] are [* * *] from Keurig for K-Cups purchased by Keurig from Roaster and resold to [* * *] at part of Keurig’s [* * *] program for Keurig Retail Brewers and K-Cups.

Keurig and Roaster believe it is in their mutual best interest to amend the K-Cup Sales Agreement to establish new parameters for [* * *] K-Cups included in Variety Packs and used in Demonstrations and to modify the price at which Keurig purchases K-Cups resold by Keurig to Keurig Resellers.

Now, therefore, for good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

Any capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the License Agreement, which includes by reference the K-Cup Sales Agreement.

2.	Amendments to K-Cup Sales Agreement.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

2.1	Price and Credits for K-Cups Sold to Keurig Resellers. Section 3.3 of the K-Cup Sales Agreement is hereby amended and restated in its entirety to read as follows:

“3.3	Notwithstanding Section 2.4.1 of the License Agreement, (a) the price of each Roaster K-Cup included in a Display Pack to be resold by Keurig to Keurig Resellers shall not exceed (i) [* * *] cents if Roaster purchases and supplies the sleeves and master cartons into which such Roaster K-Cups are packaged, or (ii) [* * *] cents if Keurig purchases and supplies the sleeves and master cartons into which such Roaster K-Cups are packaged, in all cases covered by (i) and (ii), above, freight prepaid to Keurig’s designated distribution locations in the United States, and (b) Keurig shall pay for Display Packs on a net 30-day basis from the date of invoice. All sales of Roaster K-Cups included in Display Packs shall be [* * *] as provided in the License Agreement and contemplated under Section 2.4.2 thereof. In addition, with respect to each Roaster K-Cup included in a Display Pack that is resold by Keurig to [* * *] Keurig shall be entitled to [* * *] in the amount of (x) [* * *] cents if such K-Cup was produced on a Packaging Line owned by Roaster, or (y) [* * *] cents if such K-Cup was produced on a Packaging Line owned by Keurig, which [* * *] Keurig shall be entitled to take in each instance [* * *] for Display Packs, provided Keurig submits written evidence of such resale to [* * *] with the payment or credit notice submitted to Roaster in connection with the applicable invoice. The Parties recognize that Roaster may in the future package Roaster K-Cups containing special coffee varieties that are materially more expensive than the coffee varieties currently packaged in Roaster K-Cups and that warrant Roaster charging a higher per Roaster K-Cup price than provided above. In any such case, the Parties shall mutually agree to the per K-Cup price for such Roaster K-Cup prior to Keurig’s inclusion of any such special coffee variety in Keurig’s Display Pack offering.”

2.2	Supply of Packaging Material. Section 3.5 of the K-Cup Sales Agreement is hereby amended and restated in its entirety to read as follows:

“3.5

Generally, Roaster shall supply, at its own expense, (a) preprinted Display Packs for each variety of Roaster K-Cup selected by Keurig for purchase in Display Packs, each of which shall include the design and artwork contemplated therefor under Section 3.4 above, and (b) master shipping cartons as contemplated under Section 3.4 above, in all cases under (a) and (b) above in compliance with the materials and other specifications established by Keurig therefor. However, at Roaster’s option, exercisable in each case by delivery of a written request to Keurig, Roaster may require Keurig to supply to Roaster such preprinted Display Packs and master shipping cartons. In each case in which

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Roaster elects to exercise such option, Keurig will assume the costs of producing and delivering to Roaster such Display Packs and master shipping cartons up to an amortized cost equal to [* * *] cents per Roaster K-Cup included in such Display Packs (the “Target Cost”). If the amortized cost per Roaster K-Cup included in such Display Packs exceeds the Target Cost, Keurig and Roaster shall each assume 50% of such excess cost; provided, however, in no event shall Roaster’s amortized cost-sharing liability hereunder be greater than [* * *] cents per Roaster K-Cup included in such Display Packs.”

2.3	New Limit and Time Periods for Free Variety Pack and Demonstration K-Cups. Section 5.1 of the K-Cup Sales Agreement is hereby amended and restated in its entirety to read as follows:

“5.1

Notwithstanding the requirements of Sections 2.1.1 and 4.1 above, the aggregate number of Roaster K-Cups required to be provided by Roaster [* * *] under this Agreement in connection with Variety Packs and Demonstrations shall not exceed (a) [* * *] during 2006, unless a greater number is mutually agreed to by the Parties, and (b) in each subsequent year, unless a greater number is mutually agreed to by the Parties for such year, [* * *]% of the applicable prior year’s limit for such K-Cups. In the absence of a mutual agreement covering Roaster K-Cups provided in connection with a Variety Pack or Demonstration in excess of the applicable annual limit for such K-Cups, (w) the price of each such excess Roaster K-Cup shall not exceed [* * *] cents, freight prepaid to Keurig or to Keurig’s designated location, (x) Keurig shall pay for such excess Roaster K-Cups on a net 30-day basis from the date of invoice, (y) notwithstanding Section 2.4.2 of the License Agreement, all such sales of excess Roaster K-Cups shall not be [* * *] provided in the License Agreement, and (z) in the absence of any agreement to the contrary, Roaster shall not [* * *] for any such excess Roaster K-Cups provided for use as contemplated in Sections 2.1.1 and 4.1 unless and until Roaster provides notice to Keurig that the applicable annual limit of such Roaster K-Cups has been exceeded and that any orders by Keurig for such Roaster K-Cups during the remainder of the applicable year must be purchased subject to the price and payment terms set forth in (w) and (x) above. Notwithstanding the foregoing, in the event this Agreement is terminated prior to the end of a calendar year, the number of [* * *] K-Cups required of Roaster for the applicable year of termination shall be reduced to a number equal to the result obtained by multiplying (i) the number of such K-Cups that Roaster would have been required to supply for the applicable year, in accordance with the terms set forth above, if this Agreement was not so terminated by (ii) a fraction, the numerator of which is the number of months in such year which precede the effective

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

date of such termination, including a deemed full month for the actual month during which such effective date occurs, and the denominator of which is twelve (12).”

2.4	New Term. Section 7.1 of the K-Cup Sales Agreement is hereby amended and restated in its entirety to read as follows:

“7.1	Term.

This Agreement shall terminate upon the earlier of December 31, 2007 (the “Amendment Term”) or the termination of the License Agreement in accordance with its terms; provided, however the termination of this Agreement shall have no impact on the term of the License Agreement or the obligations of the Parties thereunder, particularly, but without limitation, Roaster’s obligations under Sections 2.3 and 2.4 of thereof. After the Amendment Term, this Agreement shall automatically renew for consecutive one (1) year terms (each a “Renewal Term”) unless and until either Party provides to the other Party a termination notice at least one hundred twenty (120) days prior to the end of the Amendment Term or any subsequent Renewal Term, as applicable, with such termination to be effective at the end of Amendment Term or then effective Renewal Term, as applicable.”

3.	General.

3.1	Entire Agreement.

This Amendment, the K-Cup Sales Agreement and the License Agreement, each as incorporated by reference herein, represent the entire understanding and agreement between the Parties as to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the Parties as to the subject matter hereof. Except as amended hereby, all other terms and conditions of the K-Cup Sales Agreement and the License Agreement shall remain in full force and effect. In the event of conflict between terms of this Amendment and the terms of the License Agreement, as previously amended by the K-Cup Sales Agreement, the terms of this Amendment shall control.

3.2	Severability.

In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment, the K-Cup Sales Agreement or the License Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.3	Headings; Counterparts.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Headings used in this Amendment are provided for convenience only and shall not be used to construe meaning or intent. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4	Governing Law; Jurisdiction.

This Amendment is made in the Commonwealth of Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice or conflict of law principles. The United Nations Convention on the International Sale of Goods is expressly excluded from this Amendment, including without limitation the construction, interpretation and governance of this Amendment.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as a contract as of and effective the day and year first above written.

Keurig, Incorporated

By:	/s/ Nicholas Lazaris
Nicholas Lazaris
President

Diedrich Coffee, Inc.

By:	/s/ Stephen V. Coffey
Name:	Stephen V. Coffey
Title:	CEO

Signature Page

Amendment to Licensed Roaster K-Cup Sales Agreement